Exhibit 99.1

Andrew Corporation Reports Record Sales of $599 Million for Fourth

Quarter Fiscal 2006 and Record Sales of $2.146 Billion for Fiscal 2006

Fourth Quarter Fiscal 2006 Financial Highlights

•	Total sales increased 16% to a record $599 million

•	Wireless Infrastructure sales increased 16% to $564 million

•	Orders increased 16% and backlog is 14% higher than a year ago

•	Gross margin was 22.6% compared to 22.1% in the prior quarter. Excluding significant items, gross margin was 23.2%, an increase of 110 basis points versus the prior quarter

•	Net loss per share was $0.38, including $0.53 per share of significant items

•	Non-cash valuation allowance for deferred tax assets was recorded, impacting net income by $83.4 million or $0.53 per share

•	Cash flow from operations was $56 million

Fiscal 2006 Financial Highlights

•	Total sales increased 9% to a record $2.146 billion

•	Wireless Infrastructure sales increased 11% to $2.024 billion

•	Orders increased 13% to a record $2.185 billion

•	Gross margin was 22.1% compared to 22.3% for fiscal 2005. Excluding significant items in both years, gross margin decreased by 100 basis points versus the prior year

•	Net loss per share was $0.22, including $0.62 per share of significant items

•	Cash flow from operations was $92 million

WESTCHESTER, IL, October 26, 2006—Andrew Corporation, a global leader in communications systems and products, reported record total sales of $599 million for its fourth quarter ended September 30, 2006, an increase of 16% compared to $518 million in the prior year quarter.

“We believe our industry-leading product portfolio and globally diversified customer base provides the company with a strategic ability to benefit from network upgrades and expansions that are occurring in each major region around the globe, as demonstrated by record sales for the company during the fourth quarter,” said Ralph Faison, president and chief executive officer, Andrew Corporation.

“Our fourth quarter financial results reflect strong execution and positive operational improvement despite the uncertainty surrounding the ADC merger agreement and its termination. We are seeing benefits from our aggressive actions, including the surcharges and/or price increases on cable products that have been implemented in all geographic regions to recover higher commodity costs.”

FOURTH QUARTER HIGHLIGHTS

In the fourth quarter 2006, wireless infrastructure sales increased 16% versus the prior year quarter due mainly to growth for products supporting global wireless network upgrades and expansion and the inclusion of $23.7 million of sales from the acquisition of Precision Antennas Ltd. in April 2006. Satellite Communications sales increased 2% versus the prior year quarter.

In the fourth quarter the company recorded a net loss of $59.7 million or $0.38 per share compared to net income of $7.5 million or $0.05 per share in the year ago quarter. The company recorded a non-cash charge in the fourth quarter to provide a full valuation allowance of $83.4 million or $0.53 per share on its U.S. deferred tax assets. Based on events that occurred during the fourth quarter and in combination with cumulative book losses from U.S. operations, the company has concluded that it is appropriate under Financial Accounting Standards No. 109, Accounting for Income Taxes, to record this valuation allowance.

“Recording this non-cash charge is based upon our assessment of the accounting rules related to valuation allowances, and is not a reflection of our future global business prospects,” said Faison. “We are currently analyzing a number of strategies that may enable us to utilize a greater portion of these underlying U.S. tax benefits prior to their expiration, and realize more of their cash value.”

The fourth quarter net loss also reflected a number of other significant items including $4.7 million or $0.02 per share related to intangible amortization; $5.0 million or $0.02 per share related to restructuring activities, including the previously announced restructuring and streamlining of the company’s business unit structure and senior leadership team; $10.3 million or $0.04 per share of expenses associated with the termination of the proposed ADC merger; an impairment charge on capitalized software of $3.9 million or $0.02 per share; filter product line transition costs of $3.8 million or $0.02 per share; a gain of $2.6 million or $0.02 for repatriation benefit; a gain on the sale of land at the company’s Orland Park facility of $9.0 million or $.0.04 per share; and a gain on the termination of the former Allen Telecom pension plan of $14.2 million or $0.06 per share. The prior year quarter included $4.5 million or $0.02 per share related to intangible amortization, restructuring charges of $2.1 million or $0.01 per share, $5.0 million or $0.03 per share for a deferred tax valuation allowance related to a change in the Ohio state tax law and recovery from third parties related to a defective component incorporated in certain base station subsystem products of $3.2 million or $0.01 per share.

The following table is a summary of significant items impacting the comparability of earnings per share amounts for the three months and twelve months ended September 30, 2006 and September 30, 2005. To calculate the per share impact of these significant items, an underlying effective tax rate on operations of 33.0% and 159 million basic shares outstanding were used for both the fourth quarter and full fiscal 2006.

Summary of Significant	Three Months Ended September 30,		Twelve Months Ended September 30,
Items Impacting Results	2006	2005	2006	2005
Intangible amortization	$(0.02)	$(0.02)	$(0.08)	$(0.09)
Restructuring charges	(0.02)	(0.01)	(0.03)	(0.02)
Gain / (Loss) on sale of assets	0.00	0.00	0.00	0.01

Sub-Total	(0.04)	(0.03)	(0.11)	(0.10)

Valuation allowance	(0.53)	(0.03)	(0.53)	(0.03)
Expenses associated with proposed ADC merger	(0.04)	0.00	(0.06)	0.00
Capitalized software impairment	(0.02)	0.00	(0.02)	0.00
Filter supply chain restructuring	(0.02)	0.00	(0.02)	0.00
Repatriation benefit	0.02	0.00	0.02	0.00
Gain on partial sale of Orland Park property	0.04	0.00	0.04	0.00
Gain on termination of Allen pension plan	0.06	0.00	0.06	0.00
Product recall provision / recovery	0.00	0.01	0.00	(0.07)
All other items	0.00	0.00	0.00	(0.01)

Total	(0.53)	(0.05)	(0.62)	(0.21)

The top 25 customers represented 68% of sales in the fourth quarter, compared to 71% in the prior quarter and 67% in the year ago quarter. Major original equipment manufacturers (OEMs) accounted for 41% of sales in the fourth quarter, compared to 38% in the prior quarter and 37% in the year ago quarter. Ericsson, Lucent Technologies, Siemens, Cingular Wireless and Nokia each represented 5% or more of total sales for the fourth quarter.

FISCAL 2006 RESULTS

Fiscal 2006 sales increased 9% to a record $2.15 billion. Wireless infrastructure sales, including $39 million from the acquisition of Precision Antennas Ltd., increased 11% versus the prior year despite a significant decline in domestic geolocation revenue. Satellite communication sales decreased by 13%, primarily due to a decline in certain consumer broadband satellite programs. Total orders increased by 13%, and backlog at fiscal year end was 14% higher than a year ago.

Gross margin for fiscal 2006 was 22.1%, a decrease of 20 basis points from the prior year. Adjusting for significant items in both years, gross margin declined by 100 basis points, due mainly to the lower E-911 geolocation revenue and increased commodity costs. Research and development expenses increased by 5% but decreased as a percentage of sales, from 5.5% to 5.3%. Sales and administrative expenses, excluding merger costs, increased as a percentage of sales, from 11.4% to 11.9%, due mainly to the support of sales growth in emerging markets and the rapidly growing direct-to-carrier channel, recent acquisitions that have not been fully integrated and $3.7 million of incremental stock option expense.

Operating income for fiscal 2006 was $83 million or 3.9% of sales compared to $78 million or 4.0% of sales in the prior year. Including the non-cash charge described above to provide a full valuation allowance of $83.4 million or $0.53 per share on the company’s U.S. deferred tax assets, a net loss of $34 million or $0.22 per share was recorded for the year compared to net income of $39 million or $0.24 per share for the prior year.

RESULTS BY MAJOR REGION AND REPORTING SEGMENT

($ in millions)	Three Months Ended September 30,		% Change	Twelve Months Ended September 30,		% Change
Sales by Region	2006	2005		2006	2005
Americas	$301	$296	2%	$1,140	$1,077	6%
Europe, Middle East, Africa (EMEA)	188	149	26%	681	631	8%
Asia Pacific	110	73	51%	325	253	28%

Total	599	518	16%	2,146	1,961	9%

Sales in the Americas increased 2% in the fourth quarter of fiscal 2006 versus the prior year quarter due mainly to growth in Base Station Subsystems and in Latin America for Antenna and Cable Products supporting network upgrades and expansion, partially offset by decreased sales of E-911 geolocation equipment in Network Solutions. EMEA increased 26% in the fourth quarter from the prior year quarter due mainly to growth for Antenna and Cable Products supporting network expansion and the inclusion of sales from the acquisition of Precision Antennas Ltd. in April 2006. Asia Pacific increased 51% in the fourth quarter versus the prior year quarter due mainly to Antenna and Cable Products and Base Station Subsystems supporting network upgrades and expansion in India, Australia and Indonesia.

($ in millions)	Three Months Ended September 30,		% Change	Twelve Months Ended September 30,		% Change
Sales by Reporting Segment	2006	2005		2006	2005
Antenna and Cable Products	$371	$298	24%	$1,248	$1,050	19%
Base Station Subsystems	126	105	20%	505	446	13%
Network Solutions	19	37	-47%	91	157	-42%
Wireless Innovations	48	44	9%	180	168	7%
Satellite Communications	35	34	2%	122	140	-13%

Total	599	518	16%	2,146	1,961	9%

Antenna and Cable Products sales increased 24% in the fourth quarter of fiscal 2006 versus the prior year quarter due mainly to growth in RF cable products supporting network expansion and coverage requirements and the inclusion of sales from the acquisition of Precision Antennas Ltd. Base Station Subsystems sales increased 20% in the fourth quarter versus the prior year quarter due mainly to growth in North America and Asia Pacific and an increase in new products sold directly to carriers in North America. Network Solutions declined 47% in the fourth quarter versus the prior year quarter due mainly to an expected decline in sales of E-911 related geolocation equipment in North America. In addition, the company experienced delays in the fourth quarter regarding network acceptance and corresponding revenue recognition for certain international geolocation sales. Wireless Innovations increased 9% in the fourth quarter versus the prior year quarter as strong growth in repeater sales was partially offset by a decrease in project-oriented sales for distributed coverage solutions. Satellite Communications increased 2% in the fourth quarter versus the prior year quarter.

($ in millions)	Three Months Ended September 30,		Twelve Months Ended September 30,
Operating Income (Loss) by Reporting Segment	2006	2005	2006	2005
Antenna and Cable Products	$70	$42	$194	$159
Base Station Subsystems	(12)	(3)	(7)	(33)
Network Solutions	(1)	12	10	61
Wireless Innovations	10	6	35	31
Satellite Communications	(6)	1	(18)	(6)

Sub-Total	61	58	214	212

Unallocated Sales and Administrative Costs	(44)	(30)	(134)	(111)
Intangible amortization	(5)	(5)	(19)	(22)
Gain / (Loss) on sale of assets	9	(1)	8	(1)
Gain on termination of Allen pension plan	14	—	14	—

Total Operating Income	35	22	83	78

Antenna and Cable Products operating income increased in the fourth quarter of fiscal 2006 versus the prior year quarter due mainly to a 24% increase in segment sales and a benefit from implementation of surcharges and price increases on cable products and improved performance in microwave and base station antennas. Base Station Subsystems operating income decreased in the fourth quarter versus the prior year quarter as an increase in products sold directly to carriers was offset by filter product line transition costs and an impairment charge on capitalized software. Network Solutions operating income declined in the fourth quarter versus the prior year quarter due mainly to the significant decline in E-911 geolocation equipment sales. Wireless Innovations operating income increased in the fourth quarter versus the prior year quarter due mainly to a 9% increase in segment sales, an enhanced product portfolio and a favorable product mix. Satellite Communications operating loss increased in the fourth quarter versus the prior year quarter due mainly to an unfavorable product mix and incremental costs associated with two recent acquisitions.

RECENT ANNOUNCEMENTS

•	Terminated the May 31, 2006 merger agreement with ADC Telecommunications in August 2006, as the companies believed that market considerations raised serious questions about the ability to obtain shareholder approval. To effect the mutual termination, Andrew agreed to pay ADC $10 million and has agreed that ADC would be paid another $65 million in the event Andrew effects a business combination transaction within 12 months.

•	Rejected as wholly inadequate and not in the best interests of Andrew shareholders the unsolicited proposal from CommScope, Inc., in August 2006, to acquire Andrew for $9.50 per share in cash.

•	Announced restructuring actions including combining five product groups into two operating segments and streamlining the leadership of the company in September.

•	Announced strategic actions, in September 2006, to reduce costs and add flexibility to its global filter operations, including signing a multi-year strategic supply agreement with Elcoteq SE to serve as manufacturer of Andrew’s high-volume filter products in Europe and North America, eliminating jobs and discontinuing high-volume filter production in Capriate, Italy, and ceasing filter production in Amesbury, MA and Nogales, Mexico. The cost to implement these strategic actions is estimated to be in the $15 million to $20 million range, to be incurred over several quarters. Approximately $3.8 million in filter product line transition costs was recorded in the current quarter.

•	Introduced a premium quality family of corrugated aluminum cable, the first globally available aluminum cable for wireless networking, and the first offered as a total solution that includes connectors and assemblies in October 2006. With the uncertainty of copper pricing, this solution provides operators with a lower cost alternative with minimal sacrifice in quality and performance.

•	Repurchased 2.4 million shares of common stock at an average price of $9.10 per share during the quarter.

FOURTH QUARTER FINANCIAL DETAILS

Gross margin for the fourth quarter of fiscal 2006 was 22.6%, compared with 22.1% in the prior quarter and 22.4% in the prior year quarter. Excluding a $3.8 million charge related to the previously announced restructuring of the filter product supply chain, gross margin in the current quarter was 23.2%. The prior year quarter included benefits from the recovery from third parties related to a defective component and for an adjustment to VAT reserves, without which gross margin would have been 21.6%. Adjusting for these significant items, gross margin increased 160 basis points versus the prior year quarter due mainly to surcharges and price increases on cable products implemented during the year and a favorable product mix within Base Station Subsystems, offsetting a decline in E-911 geolocation equipment sales and increased commodity costs. Excluding significant items, gross margin increased 110 basis points versus the prior quarter due mainly to improved volume overhead absorption in the Antenna and Cable Products Group, an increasing benefit from price surcharges and/or price increases on cable products implemented during the previous quarter and a favorable product mix within Base Station Subsystems.

Research and development expenses were $29.8 million or 5.0% of sales in the fourth quarter, compared to $28.4 million or 5.5% of sales in the prior year quarter. Research and development expenses increased in absolute dollars due mainly to on-going support for new product introductions. Sales and administrative expenses, excluding merger costs, were $69.6 million or 11.6% of sales in the fourth quarter, compared to $58.0 million or 11.2% of sales in the year ago quarter. Sales and administrative expenses increased due to the support of sales growth in emerging markets and the rapidly growing direct-to-carrier channel, recent acquisitions that have not been fully integrated and approximately $1.0 million of stock option expenses.

Intangible amortization was $4.7 million in the fourth quarter, up slightly from $4.5 million in the prior year quarter.

Operating income for the fourth quarter was $35 million or 5.9% of sales compared to $22 million or 4.3% of sales in the prior year quarter.

Other expense decreased to $4.2 million in the fourth quarter compared to $5.5 million in the prior year quarter due mainly to lower foreign exchange losses and increased interest income.

The reported tax rate for the fourth quarter was approximately 290%, reflecting an underlying effective tax rate on operations of approximately 33%, as well as a tax benefit of $2.6 million from the repatriation of foreign earnings during the quarter and a non-cash charge of $83.4 million to establish a full valuation allowance against the company’s net U.S. deferred tax assets. The underlying tax rate on operations increased versus a rate of 25.6% in the prior year quarter due mainly to an unfavorable geographic mix shift of earnings.

Average basic shares outstanding decreased to 159 million for the fourth quarter compared to 162 million in the prior year quarter due mainly to the repurchase of 3.2 million shares in the fourth quarter of fiscal 2005 and first quarter fiscal 2006, and the repurchase of 2.4 million shares in the fourth quarter of fiscal 2006. The company has approximately 7.4 million shares available for repurchase under an existing authorized repurchase program.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Cash and cash equivalents were $170 million at September 30, 2006, compared to $116 million at June 30, 2006 and $189 million at September 30, 2005. Cash and cash equivalents increased from the prior quarter due mainly to improved profitability and a strong working capital performance, partially offset by cash used to repurchase 2.4 million shares for $21.8 million.

Accounts receivable were $558 million and days’ sales outstanding (DSOs) were 80 days at September 30, 2006, compared to $539 million and 85 days at June 30, 2006 and $468 million and 76 days at September 30, 2005. Inventories were $388 million and inventory turns were 4.8x at September 30, 2006, compared to $391 million and 4.4x at June 30, 2006 and $353 million and 4.6x at September 30, 2005.

Total debt outstanding and debt to capital were $346 million and 18.7% at September 30, 2006, compared to $302 million and 16.1% at June 30, 2006 and $303 million and 16.3% at September 30, 2005. Debt increased during the quarter due to working capital funding for foreign operations and foreign acquisitions and the recognition of a $25 million lease obligation resulting from the classification of the company’s new Joliet facility, currently under construction, as a capitalized lease in accordance with Emerging Issues Task Force 97-10, The Effect of Lessee Involvement in Asset Construction.

Cash flow from operations was $56.1 million for the fourth quarter, compared to cash flow from operations of $24.5 million in the prior quarter and cash flow from operations of $45.9 million in the prior year quarter. Capital expenditures were $20.2 million for the fourth quarter, compared to $17.7 million in the prior quarter and $17.7 million in the prior year quarter.

For the full year, cash flow from operations was $92.3 million compared to cash flow from operations in the prior year of $89.4 million. Capital expenditures were $71.0 million, or 3.3% of sales, for the full year compared to $66.4 million, or 3.4% of sales, in fiscal year 2005.

FISCAL 2007 OUTLOOK

As previously announced, the company will be providing annual guidance rather than quarterly guidance for fiscal 2007.

For the fiscal year 2007, sales are anticipated to range from $2.250 billion to $2.375 billion, excluding any further significant rationalization of product lines or significant acquisitions. All major product segments are expected to show growth for the full year. In addition, all major regions are expected to grow next year, particularly China, Southeast Asia and Europe and the Middle East.

Historically, sales have followed a seasonal pattern with the second half of the fiscal year stronger than the first half. Over the last few years, first half sales have been approximately 45-47% of total sales, as sales of passive products related to network build-outs are impacted by weather conditions in the Northern Hemisphere in the first half of our fiscal year. Second half sales have been approximately 53-55% of total sales. We expect comparable seasonality for fiscal 2007. In addition, given the pace of consolidation of OEMs and North American operators, the first half of fiscal 2007 could experience somewhat greater variability.

Continued improvement in gross margin is anticipated. For the full fiscal year, gross margin expansion of at least 100 basis points is expected due to better product mix, improved execution and moving to two operating segments, while operating expenses are expected to decline slightly as a percentage of sales.

The company currently has purchase commitments for copper that cover approximately 22 million pounds or 34% of anticipated fiscal 2007 requirements. Remaining demand for the fiscal year 2007 will require additional purchases of copper in the spot market.

“Higher commodity costs, particularly copper, continue to dramatically impact our cable business,” said Faison. “We continue to evaluate our forward purchase program. In addition, we continue to utilize surcharges and price increases and we have introduced a line of aluminum cable products intended to mitigate commodity cost pressure and enhance our operating performance.”

It is anticipated that total intangible amortization will be approximately $15 million in fiscal 2007 compared to $19 million in fiscal 2006.

The company anticipates the reported tax rate to be in the range of 35% to 37%. Average diluted shares outstanding are anticipated to be approximately 175 million due to the accounting effect of outstanding convertible debt.

GAAP earnings per share are anticipated to range from $0.42 to $0.52 for the full year, including estimated intangible amortization expense of approximately $0.06 per share, estimated restructuring charges of approximately $0.06 per share, and an anticipated gain of approximately $0.04 per share related to the completed sale of the second of two parcels of land that comprise the Orland Park, Illinois manufacturing facility. Excluding these three items, non-GAAP earnings per share are anticipated to range from $0.50 to $0.60 for the full year.

From a balance sheet and cash flow perspective, the company expects to achieve 5.0 inventory turns and maintain DSOs at less than 85 days, despite high growth in emerging markets. Capital expenditures are expected to be in the range of 3.0% to 3.5% as a percentage of sales for the full year. The debt-to-capital ratio is expected to remain below 20%.

“We are pleased with the progress in our product groups driven partially by market share gains and new product introductions. Our industry-leading product portfolio is air-interface independent, our diversified customer base is supported in all major geographic regions around the globe, and our recent performance gives us confidence as we enter fiscal 2007,” said Faison. “We have made progress on a number of key initiatives throughout the company and continue to be focused on opportunities that will drive further improvement in operational and financial performance.”

Attached to this news release is preliminary unaudited financial information for the fourth quarter and fiscal year ended September 30, 2006.

The company will host a conference call to discuss its fourth quarter and fiscal year 2006 financial results on Thursday, October 26, 2006, at 8:00 a.m. CT. Investors can participate via a live webcast over the Internet at www.andrew.com. An audio replay of the conference call will be made available for 60 days following the event.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P MidCap 400 company founded in 1937.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would”, “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook” or “continue,” the negative of these terms or other similar expressions and include, among others, statements under the captions “Fourth Quarter Financial Summary” and “Fiscal 2007 Outlook”. Forward-looking statements are based on currently available information and involve risks, uncertainties and assumptions, many of which are beyond the company’s control, that could cause actual results to differ materially from those expected. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers and other business factors. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which is incorporated herein by reference, and elsewhere in reports that the company files or furnishes with the SEC. The company cannot guarantee future results, levels of activity, performance or achievement. Recognize these forward-looking statements for what they are do not rely on them as facts. This release speaks only as of its date, and the company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures, which are financial measures of Andrew’s performance that exclude or include amounts thereby differentiating these measures from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP). Andrew believes that these non-GAAP measures improve the comparability of the financial results between periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures. Below are reconciliations of the non-GAAP financial measures used in this news release for earnings per share to the most directly comparable GAAP measures.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005
Reported GAAP Net Income (Loss) per Share	$(0.38)	$0.05	$(0.22)	$0.24
Intangible amortization	0.02	0.02	0.08	0.09
Restructuring charges	0.02	0.01	0.03	0.02
(Gain) / Loss on sale of assets	0.00	0.00	0.00	(0.01)

Sub-Total	0.04	0.03	0.11	0.10
Valuation allowance	0.53	0.03	0.53	0.03
Expenses associated with proposed ADC merger	0.04	0.00	0.06	0.00
Capitalized software impairment	0.02	0.00	0.02	0.00
Filter supply chain restructuring	0.02	0.00	0.02	0.00
Repatriation benefit	(0.02)	0.00	(0.02)	0.00
Gain on partial sale of Orland Park property	(0.04)	0.00	(0.04)	0.00
Gain on termination of Allen pension plan	(0.06)	0.00	(0.06)	0.00
Product recall provision / recovery	0.00	(0.01)	0.00	0.07
All other items	0.00	0.00	0.00	0.01

Total Items	0.53	0.05	0.62	0.21

Adjusted (non-GAAP) Net Income per Share	$0.15	$0.10	$0.40	$0.45

The following table shows the Company’s reconciliation of non-GAAP to GAAP gross margin for the three and twelve month periods ended September 30, 2006 and September 30, 2005.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005
Reported GAAP Gross Margin	22.6%	22.4%	22.1%	22.3%
Adjustments:
Restructuring of the filter product supply chain	0.6		0.1
Product recall provision / (recovery) from third parties on a defective component		(0.6)		0.8
VAT provision / (adjustment)		(0.2)		0.1

Adjusted (non-GAAP) Gross Margin	23.2%	21.6%	22.2%	23.2%

The following table shows the Company’s reconciliation of non-GAAP to GAAP estimated earnings per share for the fiscal year ended September 30, 2007.

Forward-Looking Fiscal Year Ended September 30, 2007
Estimated GAAP Earnings Per Share	$0.42 to $0.52
Adjustments:
Estimated Intangible Amortization Expense	$0.06
Estimated Restructuring Charges (1)	$0.06
Anticipated Gain on Sale of Land (2)	$(0.04)
Estimated Non-GAAP Earnings Per Share (excluding the above items)	$0.50 to $ 0.60

(1)	Primarily related to the restructuring of the filter product supply chain.

(2)	Related to the sale of the second of two parcels of land that comprise the Orland Park, Illinois manufacturing facility.

END

Investor Contact:

Lisa Fortuna, Andrew Corporation

+1 (708) 236-6507

News Media Contact:

Rick Aspan, Andrew Corporation

+1 (708) 236-6568 or publicrelations@andrew.com

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30		Year Ended September 30
	2006	2005	2006	2005
Sales	$599,053	$518,415	$2,146,093	$1,961,234
Cost of products sold	463,708	402,251	1,672,714	1,524,446

Gross Profit	135,345	116,164	473,379	436,788
Operating Expenses
Research and development	29,806	28,412	112,985	107,850
Sales and administrative	69,609	58,016	255,223	222,830
Intangible amortization	4,732	4,540	19,011	22,100
Merger costs	10,271	—	13,476	—
Pension termination gain	(14,241)	—	(14,241)	—
Restructuring	4,977	2,062	7,729	5,304
Asset impairment	3,874	—	3,874	—
(Gain) loss on sale of assets	(9,135)	713	(8,008)	1,202

	99,893	93,743	390,049	359,286
Operating Income	35,452	22,421	83,330	77,502
Other
Interest expense	3,823	4,136	15,345	14,912
Interest income	(1,752)	(1,023)	(5,720)	(5,040)
Other expense, net	2,157	2,389	4,597	4,451

	4,228	5,502	14,222	14,323

Income Before Income Taxes	31,224	16,919	69,108	63,179
Income taxes	90,889 (1)	9,380	103,398 (1)	24,321

Net Income (Loss)	(59,665)	7,539	(34,290)	38,858
Preferred Stock Dividends	—	—	—	232

Net Income (Loss) Available to Common Shareholders	$(59,665)	$7,539	$(34,290)	$38,626

Basic and Diluted Net Income (Loss) per Share	$(0.38)	$0.05	$(0.22)	$0.24

Average Shares Outstanding
Basic	158,523	161,682	159,474	161,578
Diluted	158,523	161,982	159,474	161,953
Orders Entered	$550,525	$476,498	$2,185,227	$1,927,686
Total Backlog	$316,332	$278,149	$316,332	$278,149

(1)	Includes a non-cash charge of $83,354 to establish a full valuation allowance against the company’s net U.S. deferred tax assets.

PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30 2006	September 30 2005
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$169,609	$188,780
Accounts receivable, less allowances (September 2006 - $7,112; September 2005 - $ 8,939)	557,834	468,314
Inventory	388,296	353,402
Other current assets	33,639	63,792

Total Current Assets	1,149,378	1,074,288
Other Assets
Goodwill	882,666	862,083
Intangible assets, less amortization	47,205	56,753
Other assets	62,018	86,341
Property, Plant and Equipment
Land and land improvements	22,578	21,693
Buildings	160,244	131,335
Equipment	566,482	533,317
Allowance for depreciation	(485,293)	(454,783)

	264,011	231,562

TOTAL ASSETS	$2,405,278	$2,311,027

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	324,295	230,620
Accrued expenses and other liabilities	115,952	112,596
Compensation and related expenses	60,596	52,002
Restructuring	6,167	13,432
Income tax payable	1,790	—
Notes payable and current portion of long-term debt	55,443	26,966

Total Current Liabilities	564,243	435,616
Deferred liabilities	43,382	49,255
Long-term debt, less current portion	290,378	275,604
SHAREHOLDERS’ EQUITY
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 162,476,513 shares issued at September 30, 2006 and September 30, 2005, including treasury)	1,625	1,625
Additional paid-in capital	684,868	676,262
Accumulated other comprehensive income	37,743	19,720
Retained earnings	836,298	870,588
Treasury stock, common stock at cost (5,215,977 shares at September 30, 2006 and
1,557,030 shares at September 30, 2005)	(53,259)	(17,643)

Total Shareholders’ Equity	1,507,275	1,550,552

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,405,278	$2,311,027

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended September 30		Year Ended September 30
	2006	2005	2006	2005
Cash Flows from Operations
Net Income (Loss)	$(59,665)	$7,539	$(34,290)	$38,858
Adjustments to Net Income (Loss)
Depreciation	16,620	16,925	60,217	61,902
Amortization	4,732	4,540	19,011	22,100
(Gain) loss on sale of assets	(9,135)	13	(9,497)	1,202
Pension termination gain	(14,241)	—	(14,241)	—
Restructuring costs	417	(922)	(2,025)	(6,455)
Stock based compensation	3,108	1,010	9,381	2,488
Deferred income taxes	82,740	5,678	76,921	5,703
Change in Operating Assets / Liabilities
Accounts receivable	(19,950)	(15,265)	(64,875)	(49,180)
Inventory	2,369	12,460	(19,230)	(5,826)
Other assets	33,592	(6,537)	24,356	(24,443)
Accounts payable and other liabilities	15,517	20,470	46,522	43,027

Net Cash From Operations	56,104	45,911	92,250	89,376
Investing Activities
Capital expenditures	(20,159)	(17,700)	(71,033)	(66,369)
Acquisition of businesses	(1,000)	(6,203)	(45,742)	(25,325)
Investments	—	—	(1,722)	—
Proceeds from sale of businesses and investments	—	—	—	9,494
Proceeds from sale of property, plant and equipment	21,698	3,781	24,171	6,396

Net Cash (Used for) From Investing Activities	539	(20,122)	(94,326)	(75,804)
Financing Activities
Long-term debt payments, net	(727)	(5,446)	(8,629)	(14,801)
Notes payable borrowings, net	19,147	7,200	25,864	16,264
Preferred stock dividends	—	—	—	(232)
Payments to acquire common stock for treasury	(21,773)	(18,140)	(39,373)	(18,140)
Stock purchase and option plans	—	626	3,327	1,760

Net Cash Used for Financing Activities	(3,353)	(15,760)	(18,811)	(15,149)
Effect of exchange rate changes on cash	205	1,472	1,716	1,309

Increase (Decrease) for the Period	53,495	11,501	(19,171)	(268)
Cash and Equivalents at Beginning of Period	116,114	177,279	188,780	189,048

Cash and Equivalents at End of Period	$169,609	$188,780	$169,609	$188,780